SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


FORM 8-K


Current Report


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):   June 11, 1997


CATERPILLAR INC.
(Exact name of registrant as specified in its charter)


Delaware
(State or other jurisdiction of incorporation)


1-768
(Commission File Number)


37-0602744
(IRS Employer I.D. No.)


100 NE Adams Street, Peoria, Illinois
(Address of principal executive offices)


61629
(Zip Code)


Registrant's telephone number, including area code:  (309) 675-1000


Item 5.  Other Events

The Board of Directors of Caterpillar Inc. today voted to increase the quarterly cash dividend from 40 to 50 cents per share of common stock - a 25-percent increase. The board also voted to split the outstanding shares of company common stock on a two-for-one basis in the form of a 100 percent stock dividend. The company previously split the stock on a two-for-one basis in September, 1994. The stock dividend is payable July 11, 1997 to shareholders of record June 23, 1997.

The cash dividend, declared on a pre-split basis, is payable
August 20, 1997, to stockholders of record at the close of business on July 21, 1997. It's the fifth cash dividend increase since the company reorganized in the early '90s, and boosts the dividend per share (pre-split) to $2.00 on an annualized basis.

Caterpillar Chairman and CEO Donald V. Fites said the board was pleased to take both actions. "We've set record sales and profits for the last three years, and instituted the strategies that will continue to make us a leading global competitor well into the next century," said Fites. "These actions further demonstrate our board's confidence in the company's ability to maintain superior performance in the years ahead."

Fites said the split makes the stock more attractive to a wider spectrum of investors and should benefit both the company and stockholders.

The company's share repurchase program - begun in 1995 - will continue with an adjusted target of 360 million outstanding shares at its completion.

The company's outlook remains unchanged from that issued on April 15, 1997.





SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          CATERPILLAR INC.



                                          By:  /s/ R. Rennie Atterbury III
                                               R. Rennie Atterbury III
                                                   Vice President


Date:  June 11, 1997